Exhibit 3.5.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEW VIACOM CORP.

ARTICLE I

NAME

  The name of this Corporation is New Viacom Corp.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

        The registered office of the Corporation in the State of Delaware is located at Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent for service of process in Delaware is:

Corporation Service Company
Suite 400
2711 Centerville Road
Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

        (1)    Shares, Classes and Series Authorized.    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 5,400,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

          (a)   375,000,000 shares of Class A Common Stock, $0.001 par value ("Class A Common Stock").

          (b)   5,000,000,000 shares of Class B Common Stock, $0.001 par value ("Class B Common Stock").

          (c)   25,000,000 shares of Preferred Stock, $0.001 par value ("Preferred Stock").

        (2)    Powers and Rights of the Class A Common Stock and the Class B Common Stock.    Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers.

          (a)   Voting Rights and Powers.    Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. The holders of shares of Class A Common Stock shall have the relevant class voting rights and powers set forth in Section (3) of this Article IV and in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including, but not limited to, whether to increase or decrease the number of authorized shares of Class B Common Stock.

          (b)   Dividends.    Subject to the rights and preferences of any Preferred Stock set forth in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends, other than Share Distributions (as hereinafter defined), as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Board of Directors may, at its discretion, declare a dividend of any securities of the Corporation or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (a "Share Distribution") to the holders of shares of Class A Common Stock and Class B Common Stock (i) on the basis of a ratable distribution of identical securities to holders of shares of Class A Common Stock and Class B Common Stock or (ii) on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and another class or series of securities to holders of Class B Common Stock, provided that the securities so distributed (and, if the distribution consists of convertible or exchangeable securities, the securities into which such convertible or exchangeable securities are convertible or for which they are exchangeable) do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with differences between Class A Common Stock and Class B Common Stock and (y) differences in their relative voting rights and powers, with holders of shares of Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of Class A Common Stock and Class B Common Stock provided in Section (2)(a) of this Article IV).

          (c)   Distribution of Assets Upon Liquidation.    In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

          (d)   Split, Subdivision or Combination.    If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

          (e)   Conversion.    So long as there are at least 5,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by delivering written notice to the Corporation's transfer agent stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person (and, in the case of a request for registration in a name other than that of such record holder, providing proper evidence of succession, assignation or authority to transfer), accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any.

        (3)    Powers and Rights of the Preferred Stock.    The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any, provided that the Corporation shall not issue any Preferred Stock, or Preferred Stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of Preferred Stock, have the ability to elect a number of Directors constituting a majority of the Board of Directors unless the issuance of such Preferred Stock shall have been approved by the holders of a majority of the outstanding shares of Class A Common Stock, voting separately as a class; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon shares of such series and the times at which such dividends shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

        (4)    Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock.    The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

        (5)    Recapitalization.    Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation, each share of Common Stock of the Corporation, par value $0.001 per share, that is issued and outstanding immediately prior to such effectiveness shall be changed into and reclassified as 0.5 of a share of Class A Common Stock and 0.5 of a share of Class B Common Stock.

ARTICLE V

DIRECTORS

        (1)    Power of the Board of Directors.    The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

          (a)   To adopt, amend, alter, change or repeal the Bylaws of the Corporation; provided that no Bylaws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such Bylaws had not been adopted;

          (b)   To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the manner of taking Board action; and

          (c)   To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Amended and Restated Certificate of Incorporation, and the Bylaws of the Corporation.

        (2)    Number of Directors.    The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty. Directors shall be elected to hold office until the next annual meeting of stockholders of the Corporation or until their successors are duly elected and shall qualify, unless sooner displaced. As used in this Amended and Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed in the manner provided in this Article V Section (2) and in the Bylaws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        (1)    Right to Indemnification.    The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an "indemnitee"), to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in Section (7) of this Article VI with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

        (2)    Successful Defense.    To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (1) of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (3)    Advance Payment of Expenses.    Expenses (including attorneys' fees) incurred by a present or former Director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a present Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an "undertaking") by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such Director or officer is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article VI; provided, further, that a former Director or officer of the Corporation shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking to the extent an undertaking would be required of a present Director or officer of the Corporation pursuant to this Section (3).

        (4)   Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director or officer of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action, suit or proceeding by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

        (5)   Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

        (6)   Certain Definitions. For the purposes of this Article VI, (a) any Director, officer or employee of the Corporation who shall serve or has served as a director or officer of any other corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any current or former director or officer of any subsidiary corporation, limited liability company, partnership, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director or officer at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve or has served as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director or officer at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger (including any constituent of a constituent) as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

        (7)   Proceedings to Enforce Rights to Indemnification. (a) If a claim under Section (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections (1), (2) and (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

          (b)   If successful in whole or in part in any suit brought pursuant to Section (7)(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

          (c)   In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

        (8)   Preservation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

ARTICLE VII

DIRECTOR LIABILITY TO THE CORPORATION

        (1)   Limitation on Liability. A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law. In particular, no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (d) for any transaction from which the Director derived an improper personal benefit.

        (2)   Repeal or Modification. Any repeal or modification of the foregoing Section (1) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

        (3)   Amendment. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a

Director of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

        (1)   Reservation of Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Amended and Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

        (2)   Construction. Each reference in this Amended and Restated Certificate of Incorporation to "the Amended and Restated Certificate of Incorporation," "hereunder," "hereof," or words of like import and each reference to the Amended and Restated Certificate of Incorporation set forth in any amendment to the Amended and Restated Certificate of Incorporation shall mean and be a reference to the Amended and Restated Certificate of Incorporation, as supplemented and amended through such amendment to the Amended and Restated Certificate of Incorporation.

ARTICLE IX

VOTING RIGHTS

        In addition to any other approval required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

ARTICLE X

STOCK OWNERSHIP
AND THE FEDERAL COMMUNICATIONS LAWS

        (1)   Restrictions on Stock Ownership or Transfer. As contemplated by this Article X, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to any regulation under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, "FCC Regulatory Limitations"). For purposes of this Article X, the term "Federal Communications Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

        (2)   Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

        (3)   Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section (2) of this Article X should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder's ownership or proposed ownership of, or that a stockholder's exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Class A Common Stock held by such stockholder into an equal number of shares of Class B Common Stock, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section (3), and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and (ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section (3) shall be as follows:

            (i)    the redemption price of any shares to be redeemed pursuant to this Section (3) shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

            (ii)   the redemption price of such shares may be paid in cash, Redemption Securities (as hereinafter defined) or any combination thereof;

            (iii)  if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

            (iv)  at least 15 days' written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

            (v)   from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

            (vi)  such other terms and conditions as the Board of Directors shall determine.

        For purposes of this Section (3):

          (A)  "Fair Market Value" shall mean, with respect to a share of the Corporation's capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section (3); provided, however, that if shares of stock of such class or series are not traded on any securities exchange, "Fair Market Value" shall be determined by the Board of Directors in good faith; and provided, further, that "Fair Market Value" as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.

          (B)  "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section (3).

          (C)  "Redemption Securities" shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to this Section (3), at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section (3) (assuming, in the case of

  Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

        (4)   Legends. The Corporation shall instruct the Corporation's transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article X and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

        (5)   Certain Definitions. For purposes of this Article, the word "person" shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities, and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI

        [Reserved]

ARTICLE XII

COMPROMISE AND REORGANIZATION

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, to be executed by Michael D. Fricklas, its Executive Vice President, General Counsel and Secretary, this 22nd day of November, 2005.

NEW VIACOM CORP.
By:	/s/ MICHAEL D. FRICKLAS Name: Michael D. Fricklas Title: Executive Vice President, General Counsel and Secretary